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FORM 5

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0362
     continue. See Instruction 1(b)         Expires:          December 31, 2001
[  ] Form 3 Holdings Reported               Estimated average burden
[  ] Form 4 Transactions Reported           hours per response .............1.0
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and address of Reporting Person*

                          Jacob, M.D., Ph.D, Leonard S.
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     (Last)                          (First)                         (MI)

      InKine Pharmaceutical Company, Inc. Sentry Park East 1720 Walton Road
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                                    (Street)

                               Blue Bell, PA 19422
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol
                   InKine Pharmaceutical Company, Inc. (INKP)

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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     000-00-0000
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
        6/2000                         |
                                       |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X ]  Director                     [    ]  10% Owner

        [  X ]  Officer                      [    ]  Other (specify below)
                (give title below)

                 Chairman of the Board, Chief Executive Officer
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 7. Individual or Joint/Group Reporting (Check applicable line)

       X       Form Filed by One Reporting Person
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               Form Filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                 |                           |                         |
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                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |   (D)   |
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Issuer's Fiscal |    Indirect (I)         |
                                 |    Year (Instr. 3 & 4)    |    (Instr. 4)           |
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                                 |                           |                         |
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                                 |                           |                         |
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
* If the form is filed by more than one reporting person, see instruction 4(b)(v).
                                                              SEC 2270 (9-96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
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                                 |                           |                         |                |     (A)     |    (D)
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 Stock Option (Right to buy)     |      $1.563               |      10/14/99           |      A         |  15,000     |
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 Right to Receive Stock Grant    |       (FN2)               |      10/14/99           |      A         |  15,000     |
 (Subject to time vesting)       |                           |                         |                |             |
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 Stock Option (Right to buy)     |      $3.063               |      01/14/00           |      A         | 150,000     |
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 Right to Receive Stock Grant    |       (FN4)               |      01/14/00           |      A         |  50,000     |
 (Subject to time vesting)       |                           |                         |                |             |
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 Right to Receive Stock Grant    |       (FN5)               |      05/03/00           |      A         |  25,000     |
 (Subject to performance goals)  |                           |                         |                |             |
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 Stock Option (Right to buy)     |      $5.563               |      05/03/00           |      A         |  45,000     |
 (Subject to performance goals)  |                           |                         |                |             |
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 Stock Option (Right to buy)     |      $1.375               |      05/05/00  (FN7)    |      A         |  60,000     |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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 Stock Option (Right to buy)     |   (FN1)       |  10/13/09    | Common Stock   |      15,000         |
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 Right to Receive Stock Grant    |   (FN2)       |  10/13/09    | Common Stock   |      15,000         |
 (Subject to time vesting)       |               |              |                |                     |
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 Stock Option (Right to buy)     |   (FN3)       |  01/13/10    | Common Stock   |     150,000         |
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 Right to Receive Stock Grant    |   (FN4)       |  01/13/10    | Common Stock   |      50,000         |
 (Subject to time vesting)       |               |              |                |                     |
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 Right to Receive Stock Grant    |   (FN5)       |  05/02/10    | Common Stock   |      25,000         |
 (Subject to performance goals)  |               |              |                |                     |
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 Stock Option (Right to buy)     |   (FN6)       |  05/02/10    | Common Stock   |      45,000         |
 (Subject to performance goals)  |               |              |                |                     |
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 Stock Option (Right to buy)     |  5/05/00      |  04/12/08    | Common Stock   |      60,000         |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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

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
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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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 Stock Option (Right to buy)     |          15,000              |               D                      |
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 Right to Receive Stock Grant    |          15,000              |               D                      |
 (Subject to time vesting)       |                              |                                      |
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 Stock Option (Right to buy)     |         150,000              |               D                      |
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 Right to Receive Stock Grant    |          50,000              |               D                      |
 (Subject to time vesting)       |                              |                                      |
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 Right to Receive Stock Grant    |          25,000              |               D                      |
 (Subject to performance goals)  |                              |                                      |
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 Stock Option (Right to buy)     |          45,000              |               D                      |
 (Subject to performance goals)  |                              |                                      |
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 Stock Option (Right to buy)     |          60,000              |               D                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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
Explanation of Responses:
    (FN1) On the Transaction Date, the reporting person was granted options to buy 15,000 shares of common stock. These options will become exercisable as follows: 3,750 options one year after the Transaction Date, 3,750 options two years after the Transaction Date, 3,750 options three years after the Transaction Date, and the remaining 3,750 options four years after the Transaction Date.
    (FN2) On the Transaction Date, the reporting person was granted the right to receive 15,000 shares of common stock. The right to receive 7,500 shares will vest one year after the Transaction Date, while the right to receive the remaining 7,500 shares will vest two years after the Transaction Date.
    (FN3) On the Transaction Date, the reporting person was granted options to buy 150,000 shares of common stock. These options will become exercisable as follows: 37,500 options one year after the Transaction Date, 37,500 options two years after the Transaction Date, 37,500 options three years after the Transaction Date, and the remaining 37,500 options four years after the Transaction Date.
    (FN4) On the Transaction Date, the reporting person was granted the right to receive 50,000 shares of common stock. The right to receive 25,000 shares will vest one year after the Transaction Date, while the right to receive the remaining 25,000 shares will vest two years after the Transaction Date.
    (FN5) On the Transaction Date, the reporting person was granted the right to receive 25,000 shares of common stock upon the achievement of certain performance based requirements. This right will not vest until such requirements are met.
    (FN6) On the Transaction Date, the reporting person was granted options to buy 45,000 shares of common stock. These options will become exercisable only upon the achievement of certain performance based requirements.
    (FN7) These options were originally granted on April 13, 1998. The vesting of these options was subject to the achievement of certain performance based requirements. For purposes of Section 16, following the achievement of certain performance based requirements, these options are deemed granted on the Transaction Date.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      /s/  Robert F. Apple                              September 5, 2000
------------------------------------                   -------------------
**Signature of Reporting Person                               Date
     Robert F. Apple
     as attorney-in-fact for
     Leonard S. Jacob, M.D., Ph.D.

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                         page 2
                                                                SEC 2270 (9/96)